EXHIBIT 99.1
PRESS RELEASE Contact: Michael Senken
Phone: (770) 651-9100

MIMEDX ANNOUNCES RECORD RESULTS FOR
THE SECOND QUARTER OF 2017 AND
RAISES FULL YEAR REVENUE GUIDANCE

COMPANY RECORDS 33% REVENUE GROWTH AND
A 309% INCREASE IN NET INCOME OVER Q2 2016

Marietta, Georgia, July 26, 2017, (PR Newswire) -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading biopharmaceutical company developing and marketing regenerative and therapeutic biologics utilizing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare, announced today its record results for the second quarter of 2017.
Second Quarter 2017 Highlights

•	Q2 2017 Revenue of $76.4 million exceeds MiMedx guidance range of $73.5 to $75.0 million

•	Q2 2017 Revenue grew 33% over Q2 2016 revenue

•	Wound Care revenue of $54.7 million grew 30% over Q2 2016

•	Surgical, Sports Medicine and Orthopedics (SSO) revenue of $21.7 million grew 42% over Q2 2016

•	25 of 26 quarters of meeting or exceeding revenue guidance

•	Gross profit margin of 89%

•	Net income of $8.1 million is a 309% increase over Q2 2016

•	Positive Net Cash Flow from Operations of $13.5 million compared to $7.3 million in Q2 2016

•	22nd consecutive quarter of positive Adjusted EBITDA*

•	Adjusted EBITDA* of $14.2 million is a 41% increase over Q2 2016
* See the accompanying tables for definitions of each Non-GAAP metric. Reconciliations of GAAP Net Income to Adjusted EBITDA, GAAP Gross Margin to Adjusted Gross Margin, and GAAP Net Income to Adjusted Net Income and Adjusted Diluted Net Income Per Share appear in the tables below. These non-GAAP measures include, but are not limited to, adjustments for non-cash charges associated with purchase accounting related to the Stability Biologics acquisition, normalization of tax expense, one-time non-recurring cash charges and share based compensation expense.
The Company recorded record revenue for the 2017 second quarter of $76.4 million, a $19.1 million or 33% increase over 2016 second quarter revenue of $57.3 million. The Company’s gross margin for the quarter ended June 30, 2017, was 89%, as compared to the 87% gross margin in the second quarter of 2016. Net Income for the second quarter of 2017 was $8.1 million, or $0.07 per diluted common share, a $6.1 million or 309% increase, as compared to Net Income of $2.0 million, or $0.02 per diluted common share in the second quarter of 2016. Adjusted EBITDA* for the quarter ended June 30, 2017, was $14.2 million, a $4.1 million or 41% improvement, as compared to Adjusted EBITDA* of $10.1 million for the second quarter of 2016.
The Company recorded record revenue for the six months ended June 30, 2017 of $149 million, a $38.3 million or 35% increase over revenue for the six months ended June 30, 2016 of $110.7 million. The Company’s gross margin for the six months ended June 30, 2017, was 88%, as compared to 86% gross margin in the same period of 2016. Net Income for the first six months of 2017, was $12.4 million, or $0.11 per diluted common share, a $9.2 million or 291% increase, as compared to Net Income of $3.2 million, or $0.03 per diluted common share in the first six months of 2016. Adjusted EBITDA* for the six months ended June 30, 2017, was $26.6 million, a $7.4 million or 39% improvement, as compared to Adjusted EBITDA* of $19.1 million for the six months ended June 30, 2016.

Management Commentary
Parker H. “Pete” Petit, Chairman and CEO stated, “We are very pleased with our second quarter results. We exceeded the top end of our guidance and produced impressive earnings and cash flow. The second quarter was our 26th consecutive quarter of sequential revenue growth, the 25th of the last 26 quarters of meeting or exceeding our revenue guidance, and our 22nd consecutive quarter of positive Adjusted EBITDA. Our second quarter performance generated strong operating cash flow of $13.5 million, an 85% increase over prior year. We continued to make significant improvement in our collection of accounts receivable during the quarter, and we ended the quarter with a Days Sales Outstanding (DSO) of 72 which exceeded our internal target of 75.”

Bill Taylor, President and COO, said, “The second quarter was driven by the very solid performance of our sales organization. We gained continued momentum during the quarter and feel poised to deliver stronger performances in the third and fourth quarters. Adding additional fuel to this momentum is the performance of the three new products we launched during 2016: EpiCord®, our new dehydrated human umbilical cord allograft; AmnioFill®, the first product in the MiMedx placental collagen matrix product family; and OrthoFlo Lyophilized, an extension of the Company’s amniotic fluid product family. Each performed well during the quarter, and they are living up to our expectations for utilization in the market. We anticipate the trend these new products experienced in the first and second quarters of this year, will continue in future quarters.”
Petit commented on the status of the Company’s clinical trials, “In addition to the momentum that our sales force is gaining, our scientific and clinical functions are making terrific progress demonstrating the efficacy of our allografts. We have completed our fifteen-center multicenter Randomized Control Trial (RCT) evaluating the efficacy of our EpiFix allografts for the treatment of Venous Leg Ulcers (VLUs). The paper chronicling the study results is currently undergoing peer review by a major journal. We are looking forward to sharing these impressive results and conclusions later in the third quarter.”
Petit continued, “Our Plantar Fasciitis Phase 2B trial is progressing extremely well. We submitted applications to the FDA at the end of June requesting closure of the 2B trial, publishing of the interim results, and initiation of the Phase 3 trial for Plantar Fasciitis. Additionally, the Company will be completing the filing of two additional INDs in the biopharmaceutical area in the near future.”
Liquidity and Cash Flow
Cash on hand as of June 30, 2017, was $47.5 million, as compared to $34.4 million as of December 31, 2016. Cash from operations for the quarter was $13.5 million driven by improved collections of accounts receivable and improved inventory turns somewhat offset by the payment of $8.2 million in income taxes in the quarter. Cash used for investing activities for the quarter was comprised of $1.8 million in capital expenditures primarily in support of increased production capacity driven by projected demand. Net cash flow from financing activities for the quarter was $4.9 million driven by the exercise of stock options somewhat offset by the repurchase of company stock under our share repurchase plan.
Share Repurchase Program
During the quarter, the Company acquired $2.1 million in repurchased shares, and since the May 2014 inception of the program through June 30, 2017, the Company has acquired a total of $71 million in repurchased shares. On July 26, 2017, the MiMedx Board of Directors authorized an additional increase of $14 million to the Company’s Share Repurchase Program, bringing the total authorized to date to $100 million. “Our share repurchases have proven to be very wise investments for the Company,” noted Petit.
GAAP Earnings
The Company recorded Net Income of $8.1 million for the quarter ended June 30, 2017, or $0.07 per diluted common share, as compared to a Net Income of $2.0 million, or $0.02 per diluted common share, for the quarter ended June 30, 2016. The Company recorded Net Income of $12.4 million for the six months ended June 30, 2017, or $0.11 per diluted common share, as compared to a Net Income of $3.2 million, or $.03 per diluted common share, for the same period of 2016.
Gross margin for the quarter was 88.7% as compared to 87.1% in the prior year. Year to date gross margins were 88.3% as compared to 86.1 % in 2016. The improvement was driven by higher sales volume and improved manufacturing efficiencies and yield improvements, as well as the one-time inventory costs incurred in connection with the Stability acquisition that were reported during the same period of 2016.

Second quarter 2017 Research & Development (“R&D”) expenses were $4.7 million or 6.2% of Net Sales, an increase of $1.6 million over second quarter 2016 R&D expenses of $3.2 million. R&D expenses for the first 6 months of 2017 were $8.9 million or 6.0% of Net Sales, an increase of $3.3 over R&D expenses of $5.7 million for the same period of 2016. The increase was driven by greater investments in clinical trials.
Selling, general and administrative (“SG&A”) expenses for the second quarter of 2017 were $55.3 million, a $12.5 million increase over second quarter of 2016 SG&A expenses of $42.8 million. SG&A expenses for the first six months of 2017 were $108.3 million, a $24.8 million increase over SG&A expenses of $83.4 million for the same period in 2016. Increases in SG&A were primarily due to the continuation of the buildup of the Company’s direct sales force in Wound Care and SSO sales channels, as well as legal costs.
The company recorded an income tax credit in the quarter of $1.0 million as compared to income tax expense of $1.5 million in the second quarter of 2016. The credit was due to a large compensation related discrete income tax benefit driven by a greater number of stock option exercises in the quarter.
Revenue Breakdown
The Company distinguishes revenue in two categories: (1) Wound Care and (2) Surgical Sports Medicine and OEM (SSO) applications. For the second quarter of 2017, Wound Care revenue was $54.7 million, representing a year over year increase of 30%, driven by continued sales force and market expansion. SSO revenue was $21.7 million, represents a 42% increase over prior year driven by sales force expansion and new product introductions.
Third Quarter and Full Year 2017 Guidance Highlights
MiMedx provided its revenue guidance for the third quarter of 2017, increased both the upper and the lower ends of its revenue guidance range for full year 2017, and increased the lower end of its guidance range for full year gross profit margins. The Company’s third quarter and full year 2017 guidance includes:

•	Third quarter of 2017 revenue forecasted to be in the range of $79 to $80 million

•	2017 revenue guidance increased to the range of $309 to $311 million

•	Gross profit margins for 2017 expected to be in the range of 87% to 88%

•	GAAP EPS for 2017 projected to be in the range of $0.18 to $0.20

•	Adjusted EPS* for 2017 projected to be in the range of $0.31 to $0.33
“Our first six months of 2017 was extremely strong and we are very confident in our ability to meet or exceed our 2017 expectations,” concluded Petit.
Earnings Call
MiMedx will host a live broadcast of its second quarter conference call on Thursday, July 27, 2017 at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx conference call will be available online at the Company’s website at www.mimedx.com. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com.
Use of Non-GAAP Financial Measures
Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (“GAAP”). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure, see the accompanying tables to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

About MiMedx
MiMedx® is a biopharmaceutical company developing and marketing regenerative biologics utilizing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. “Innovations in Regenerative Medicine"

is the framework behind our mission to give physicians products and tissues to help the body heal itself. We process the human placental tissue utilizing our proprietary PURION® Process among other processes, to produce safe and effective allografts. MiMedx proprietary processing methodology employs aseptic processing techniques in addition to terminal sterilization. MiMedx is the leading supplier of placental tissue, having supplied over 900,000 allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare. For additional information, please visit www.mimedx.com.
Safe Harbor Statement
This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the Company’s financial expectations for the third quarter and the full year, the trend expectations for the Company’s new products, expectations for publication of the VLU study results, and the expected completion of two new INDs. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the Company’s revenue may not grow as expected or may decline, even if revenue is achieved; delays in publication of the VLU study results, delays in the Company’s ability to initiate the Phase 3 trial and complete additional INDs, and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2016 and its most recent 10-Q filing. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

Investor Contact:
COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30, 2017 (unaudited)	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$47,533	$34,391
Accounts receivable, net	60,738	67,151
Inventory, net	15,033	17,814
Prepaid expenses	8,218	5,894
Other current assets	1,024	1,288
Total current assets	132,546	126,538
Property and equipment, net of accumulated depreciation	14,419	13,786
Goodwill	20,203	20,203
Intangible assets, net of accumulated amortization	22,289	23,268
Deferred tax asset, net	10,144	9,114
Deferred financing costs and other assets	264	354
Total assets	$199,865	$193,263
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,504	$11,436
Accrued compensation	14,719	12,365
Accrued expenses	7,986	10,941
Current portion of earn out liability	17,574	8,740
Income taxes	(822)	5,768
Other current liabilities	550	1,482
Total current liabilities	51,511	50,732
Earn out liability	—	8,710
Other liabilities	1,084	821
Total liabilities	52,595	60,263
Commitments and contingencies
Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock; $.001 par value; 150,000,000 shares authorized; 112,534,526 issued and 112,462,283 outstanding at June 30, 2017 and 110,212,547 issued and 109,862,787 outstanding at December 31, 2016	112	110
Additional paid-in capital	161,883	161,261
Treasury stock at cost: 72,243 shares at June 30, 2017 and 349,760 shares at December 31, 2016	(966)	(2,216)
Accumulated deficit	(13,759)	(26,155)
Total stockholders' equity	147,270	133,000
Total liabilities and stockholders' equity	$199,865	$193,263

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$76,412	$57,342	$149,019	$110,710
Cost of sales	8,631	7,394	17,374	15,341
Gross margin	67,781	49,948	131,645	95,369

Operating expenses:
Research and development expenses	4,747	3,168	8,949	5,664
Selling, general and administrative expenses	55,314	42,772	108,265	83,420
Amortization of intangible assets	507	447	1,033	1,257
Operating income	7,213	3,561	13,398	5,028

Other expense, net
Interest expense, net	(149)	(111)	(294)	(167)

Income before income tax provision	7,064	3,450	13,104	4,861
Income tax (provision) benefit	1,005	(1,475)	(708)	(1,689)

Net income	$8,069	$1,975	$12,396	$3,172

Net income per common share - basic	$0.08	$0.02	$0.12	$0.03

Net income per common share - diluted	$0.07	$0.02	$0.11	$0.03

Weighted average shares outstanding - basic	106,805,162	106,191,932	106,254,433	105,873,727

Weighted average shares outstanding - diluted	117,285,865	112,148,415	115,856,317	112,095,051

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net income	$8,069	$1,975	$12,396	$3,172
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	1,115	821	2,061	1,555
Amortization of intangible assets	507	447	1,033	1,257
Amortization of inventory fair value step-up	78	490	153	1,224
Amortization of deferred financing costs	45	42	90	91
Share-based compensation	5,255	4,509	9,926	9,124
Change in deferred income taxes	(614)	(356)	(1,030)	(356)
Increase (decrease) in cash, net of effects of acquisition, resulting from changes in:
Accounts receivable	6,108	(980)	6,413	894
Inventory	939	(1,981)	2,628	(2,245)
Prepaid expenses	(1,340)	285	(2,324)	(1,781)
Other current assets	177	(117)	264	92
Accounts payable	613	(1,332)	234	(5,597)
Accrued compensation	3,117	851	2,354	(4,789)
Accrued expenses	(1,891)	1,851	(2,833)	2,344
Income taxes	(8,661)	977	(6,590)	1,388
Other liabilities	(34)	(202)	(652)	(70)
Net cash flows from operating activities	13,483	7,280	24,123	6,303

Cash flows from investing activities:
Purchases of equipment	(1,771)	(1,747)	(2,694)	(3,755)
Purchase of Stability Inc., net of cash acquired	—	—	—	(7,631)
Fixed maturity securities redemption	—	2,500	—	3,000
Patent application costs	(8)	(180)	(54)	(327)
Net cash flows from investing activities	(1,779)	573	(2,748)	(8,713)

Cash flows from financing activities:
Proceeds from exercise of stock options	7,327	878	9,192	2,016
Share repurchase under repurchase plan	(2,078)	—	(14,744)	(3,530)
Share repurchase for tax withholdings on vesting of restricted stock	(339)	—	(2,666)	(684)
Deferred financing costs	—	(41)	—	(61)
Payments under capital lease obligations	(5)	(4)	(15)	(14)
Net cash flows from financing activities	4,905	833	(8,233)	(2,273)

Net change in cash	16,609	8,686	13,142	(4,683)

Cash and cash equivalents, beginning of period	30,924	15,117	34,391	28,486
Cash and cash equivalents, end of period	$47,533	$23,803	$47,533	$23,803

MiMedx Group, Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliation

In addition to our GAAP results, we provide certain Non-GAAP metrics including Adjusted EBITDA, Adjusted Gross
Margin, Adjusted Net Income and Adjusted Diluted Net Income per share. We believe that the presentation of these measures provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. Adjusted EBITDA consists of GAAP Net Income excluding: (i) depreciation and amortization, (ii) interest income and expense, (iii) income taxes, (iv) one time acquisition related costs, (v) the effect of purchase accounting due to acquisitions and (vi) share-based compensation expense. Due to the impact of the acquisition of Stability in January 2016 and the release of the valuation allowance on the deferred tax asset on reported tax expense in 2015 on results, we have decided to provide additional adjusted non-GAAP measures to provide comparability of normal ongoing operating results. Beginning in 2016, we have reported Adjusted Gross Margin, Adjusted Net Income and Adjusted Diluted Net Income per Share to normalize results for comparison purposes. Adjusted Gross Margin consists of GAAP gross margin excluding amortization of inventory fair value step-up. Adjusted Net Income and Adjusted Diluted Net Income per share consists of GAAP net income excluding: (i) one time acquisition related costs, (ii) amortization of inventory fair value step-up, (iii) amortization of intangible assets and (iv) share-based compensation. Reconciliations of GAAP net income to Adjusted EBITDA, GAAP Gross Margin to Adjusted Gross Margin and GAAP Net Income to Adjusted Net Income and Adjusted Diluted Net Income per Share for the three and six months ended June 30, 2017 and 2016 appear in the tables below (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Income (Per GAAP)	$8,069	$1,975	$12,396	$3,172

Add back:
Income tax (expense) benefit	(1,005)	1,475	708	1,689
One time costs incurred in connection with acquisition	—	138	—	851
One time inventory costs incurred in connection with acquisition	78	597	153	1,331
Other interest expense, net	149	111	294	167
Depreciation expense	1,115	821	2,061	1,555
Amortization of intangible assets	507	447	1,033	1,257
Share-based compensation	5,255	4,509	9,926	9,124
Adjusted EBITDA	$14,168	$10,073	$26,571	$19,146

Reconciliation of "Adjusted Gross Margin” defined as Gross Margin before Amortization of inventory fair value step-up
(in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Gross Margin (Per GAAP)	$67,781	$49,948	$131,645	$95,369

Non-GAAP Adjustments:
One time inventory costs incurred in connection with acquisition	78	597	153	1,331
Gross Margin before Amortization of inventory fair value step-up	$67,859	$50,545	$131,798	$96,700
Adjusted Gross Margin	88.8%	88.2%	88.4%	87.3%

Reconciliation of "Adjusted Net Income" and "Adjusted Diluted Net Income" per share defined as Net Income less Amortization, One Time Costs and Share-Based Compensation (in thousands, except share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Income (Per GAAP)	$8,069	$1,975	$12,396	$3,172

Non-GAAP Adjustments:
Tax rate normalization*	(3,561)	(12)	(3,916)	(362)
One time costs incurred in connection with acquisition	—	138	—	851
One time inventory costs incurred in connection with acquisition	78	597	153	1,331
Amortization of intangible assets	507	447	1,033	1,257
Share - based compensation	5,255	4,509	9,926	9,124
Estimated income tax impact from adjustments	(2,119)	(2,525)	(3,924)	(5,302)
Adjusted Net Income	$8,229	$5,129	$15,668	$10,071
Adjusted Diluted Net Income per Share	$0.07	$0.05	$0.14	$0.09
Denominator for diluted earnings per share - weighted average shares adjusted for dilutive securities	117,285,865	112,148,415	115,856,317	112,095,051

*Assumes a normalized tax rate of 42% for 2016 and 35% for 2017.